Exhibit 10.133: Certain confidential information in this Exhibit 10.133 was omitted and filed separately with the Securities and Exchange Commission (“SEC”) with a request for confidential treatment by Inter Parfums, Inc.

License Agreement

License Agreement effective as of July 1, 2007, by and among The Gap, Inc., Banana Republic LLC, Gap (Apparel) LLC, Gap (ITM), Inc., Banana Republic (Apparel) LLC, and Banana Republic (ITM), Inc. (collectively, the “Company”) on the one hand and Inter Parfums, Inc. and its wholly-owned subsidiary Inter Parfums USA, LLC. (individually or collectively, “Vendor”) on the other hand.

W i t n e s s e t h:

Whereas, Company and Vendor have entered into an agreement dated as of July 14, 2005, as amended (the “Master Agreement”); and

Whereas, Company and Vendor desire to enter into this License Agreement to permit Vendor to sell and distribute Approved Company Products outside the Territory, as such term is defined in the Master Agreement, upon the terms and subject to the conditions contained herein;

Now, Therefore, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereby agree as follows:

ARTICLE I

INCORPORATION BY REFERENCE AND DEFINITIONS

Incorporation by Reference. Sections 1, 5, 10.1, 11, 12, 13, 14.5, 14.6 and 15 of the Master Agreement are incorporated by reference herein and made a part of this License Agreement, with the same force and effect as if fully set forth herein, except to the extent the provisions of this License Agreement provide otherwise. In the event of any conflict between the two agreements regarding the subject matter hereof, the terms of this License Agreement shall control.

Defined Terms in Master Agreement. Capitalized terms not defined in this License Agreement shall have the meanings ascribed to them in the Master Agreement.

Advertising. “Advertising” shall have the meaning set forth in Section 3.6 of this License Agreement.

Annual Period. The first “Annual Period” shall commence on January 1, 2008 and continue until December 31, 2008, and thereafter, each succeeding twelve (12) month period commencing on each January 1st during the Term of this License Agreement shall be a new Annual Period.

Approved Country. “Approved Country” shall mean a country within the New Territory where Licensed Products are to be sold and distributed that has been Approved by Company.

Approved Distributors.“Approved Distributors” shall be distributors (other than Vendor or Vendor Affiliates) in the New Territory whose primary or core business is distribution of upscale or designer Personal Care Products that have been Approved by Company.

Approved Retailers. “Approved Retailers” shall mean those better department stores and better specialty stores in the New Territory that have been Approved by Company and whose location, merchandising and overall operations are consistent with the high quality of Company Products, the reputation, image and prestige of the Company, the Company Marks, and Company owned, franchised or licensed retail stores. Approved Retailers shall not include any online retailer or e-commerce site unless specifically Approved by Company.

Authorized Channels of Distribution. The term “Authorized Channels of Distribution” shall mean (1) Company International Stores as Approved by Company; (2) Company Franchise Stores as Approved by Company; (3) those Approved Distributors and Approved Retailers anywhere in the New Territory; and (4) those Approved Duty-Free Channels of Distribution and United States Military Bases.

Business Plan. “Business Plan” shall have the meaning set forth in Section 3.2 of this License Agreement.

Company Franchise Stores. “Company Franchise Stores” shall mean stores, concessions, or other retail establishments in the New Territory, operated by third parties under the names Gap, GapKids, babyGap, GapBody and Banana Republic, under license from Company.

Company International Stores.“Company International Stores” shall mean Gap, GapKids, babyGap, GapBody and Banana Republic stores, concessions, or other retail establishments in the New Territory owned and/or operated by Company.

Duty-Free Channels of Distribution. “Duty-Free Channels of Distribution” shall mean duty-free, in-flight and cruise ship channels of distribution within and outside the United States.

Effective Date.“Effective Date” shall mean July 1, 2007.

Initial Term.“Initial Term” shall have the meaning set forth in Section 9.1 of this License Agreement.

Licensed Products.“Licensed Products” shall mean the Approved Company Products and Approved Existing Products developed and manufactured in accordance with the Master Agreement to be sold and distributed under the terms of this License Agreement.

Minimum Annual Royalty. “Minimum Annual Royalty” shall have the meaning set forth in Section 6.2 of this License Agreement.

Minimum Net Sales. “Minimum Net Sales” shall mean for each Annual Period the minimum Net Sales set forth in the Business Plans Approved by Company.

Net Sales. “Net Sales” shall mean the invoiced amount of Licensed Products shipped or sold by Vendor or any of its Affiliates to non-Affiliate Approved Distributors and Approved Retailers anywhere in the New Territory, less only the following deductions: (i) Returns as specifically permitted hereunder and in Approved Business Plans; (ii) Trade Discounts; (iii) customs, duties or taxes (other than with respect to income) to the extent separately stated on the invoice; and (iv) freight not to exceed actual cost thereof to the extent separately stated on the invoice. Net Sales shall not include testers, samples or miniatures of Licensed Products or other promotional material and non-retail items sold to Approved Distributors or Approved Retailers.

New Territory. The term “New Territory” shall mean the world excluding the Territory as defined in the Master Agreement. For purposes of this License Agreement, United States Military Bases and Duty-Free Channels of Distribution shall be included within the New Territory.

Recommended Retail Price.“Recommended Retail Price” shall mean (1) the recommended retail price, if any, of each Licensed Product applicable in each jurisdiction in the New Territory, or (2) where, in any particular jurisdiction, recommended retail prices are not permissible under local law, the wholesale price for that jurisdiction together with the mark-up customarily used in the relevant jurisdiction to arrive at the retail price.

Returns. “Returns” shall mean Licensed Products actually returned to Vendor by customers, multiplied by the unit price actually credited to the customer. The total Returns shall not exceed [-----------]1  of Net Sales per Annual Period.

Sales Royalty. “Sales Royalty” shall have the meaning set forth in Section 6.1 of this License Agreement.

Term.“Term” shall mean the Initial Term plus any extended term pursuant to Section 9.2 of this License Agreement.

Trade Discounts. “Trade Discounts” shall mean discounts from the wholesale prices of the Licensed Products that are customary in the trade and that are actually given by Vendor or its Affiliate.

United States Military Bases. “United States Military Bases” shall mean restricted-access retail locations located on or adjacent to United States military bases, wherever located, including those owned or operated by the Army and Air Force Exchange Service (AAFES), the Navy Exchange Service Command (Nexcom), the Marine Corps Exchange, Coast Guard Exchange System (CGES), and the Veterans Canteen Service.

1Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.1.

ARTICLE II

GRANTS

2.1 Grant of Rights. Subject to the terms and conditions of this License Agreement and the Master Agreement, Company expands the Scope as defined in Section 2.1 of the Master Agreement as follows: Company hereby grants to Vendor the exclusive and non-assignable right to develop, produce, manufacture, sell and distribute Licensed Products, including all Creative for such products, in Authorized Channels of Distribution in the New Territory during the Term. Except for Company’s own rights to sell the Licensed Products through Company International Stores and Company Franchise Stores, which are expressly reserved, the rights granted to Vendor in this License Agreement are exclusive with respect to Personal Care Products and have not been granted to any third party. The Company reserves all other rights not specifically granted hereunder or under the Master Agreement.

2.2 Distribution. Subject to the terms and conditions of this License Agreement, Vendor shall have the right to enter into distribution agreements with Approved Distributors for the distribution (but not the manufacture) of the Licensed Products in the New Territory.

2.3 Best Efforts. Vendor shall use its best efforts to exploit the rights granted herein in Authorized Channels of Distribution in all Approved Countries and to sell an amount greater than the Minimum Net Sales for every Annual Period. For the avoidance of doubt, Vendor’s obligation to use its best efforts does not in any way relieve Vendor of its obligations to meet the Minimum Net Sales and to pay the Minimum Royalty.

2.4 Company International Stores. Notwithstanding any provision herein, nothing in this License Agreement shall prevent Company from entering any market for the purpose of owning, operating, franchising, or licensing Company International Stores or Company Franchise Stores.

ARTICLE III

CONTINENTAL STRATEGY;

BUSINESS PLAN APPROVALS; APPROVED DISTRIBUTORS; AUTHORIZED CHANNELS OF DISTRIBUTION; MARKETING AND ADVERTISING

3.1 Continental Strategy; Annual Planning.

(a) The parties shall develop and agree in writing upon a Continental Strategy Outline for the Banana Republic Brand and for the Gap Brand for each region of the New Territory, which will serve as a guideline for the preparation and Approval of Business Plans as set forth below in Section 3.2 of this License Agreement. The Continental Strategy Outline shall be non-binding but will reflect the agreed-upon business strategy of both parties for the exploration and development of business opportunities in such region. In exploring and developing such potential business opportunities, Vendor shall (i) inform itself on the applicable laws concerning the appointment of agents and distributors and shall not make any representation or take any action with respect to third parties that in any way binds or commits Company prior to Approval of the relevant Business Plan; and (ii) use best efforts, including without limitation written non-disclosure agreements, to ensure that all parties with whom Vendor discusses distribution opportunities maintain such discussions in confidence and make no statements or take any actions to disclose to the public or to the industry Company’s intention to begin the sale of Licensed Products in the relevant jurisdiction. Company agrees to notify Vendor promptly in the event of a material change to its business strategy or any Continental Strategy Outline.

(b) Vendor will include the then-current Continental Strategy Outlines and any proposed changes thereto in the Annual Plan pursuant to Section 4.5 of the Master Agreement.

3.2 Approval of Business Plan.

(a) Vendor shall provide to Company for Approval a business plan for the sale and distribution of Licensed Products in one or more countries aligned to the applicable Continental Strategy Outline (each a “Business Plan”). Each Business Plan shall include the following elements over a three-year period:

•	Country strategy (including which countries to enter and when)
•	Distribution strategy (including which distributor(s) and a profile of each)
•	Retailer strategy (including which retailer(s) and number/type of doors)
•	Projected and Minimum Net Sales
•	Marketing and promotional strategy
•
Product strategy (including Clearance Measures taken and recommended trademark applications to be filed, if any, for New Marks and/or Company Marks, taking into account any trademark information provided by Company pursuant to Section 5.1)

•	Staffing and training strategy (organization plan to execute country strategy including minimum team size and store staffing plan)
•	Launch strategy (including calendar of events)
•	Brand assets required to market the assortment locally

(b) A Business Plan is not Approved unless and until Vendor receives from Company the completed and signed Business Plan Approval Form, attached hereto as Exhibit A. Company shall Approve or disapprove each Business Plan, including without limitation each of the following elements: (i) Approved Country or Countries; (ii) Approved Distributors; (iii) Approved Retailers; and (iv) the specific Licensed Products to be distributed, including the assortment of Licensed Products specific to each Approved Retailer. Company may Approve the Business Plan in whole or in part. With respect to any element of the Business Plan that is not Approved, the parties may agree to revise the non-Approved element(s) of the Business Plan in order for Company to Approve the Business Plan as revised, or Vendor may resubmit a new Business Plan for Approval at a later time.

(c) Company shall not unreasonably withhold its Approval of a distributor identified in a Business Plan that has previously been Approved by Company in connection with a different Business Plan.

3.3 Approved Distributors.

(a) Approved Distributors are authorized to resell Licensed Products only to Approved Retailers in accordance with the applicable Business Plan. Vendor shall enter a written distribution agreement with each Approved Distributor that requires the Approved Distributor, among other things, to comply with all relevant provisions of this License Agreement (including territorial, quality and distribution restrictions contained herein) and with applicable law, and shall furnish Company with copies of all distribution agreements (which may be redacted to remove financial terms). All such agreements shall clearly provide that the rights of the Approved Distributor are subordinate to the rights and obligations between Company and Vendor, such that a termination or non-renewal of this License Agreement will automatically cause termination of the agreement between the Approved Distributor and Vendor, and the Approved Distributor will have no claim against Company for such termination or failure to renew. Under no circumstances may Vendor grant distribution rights in a jurisdiction that imposes a penalty, indemnification, liquidated damages or any other form of compensation to a distributor whose distribution rights are terminated or not renewed in the absence of material cause therefor.

(b) At Company’s request, Vendor shall cease supplying Licensed Products to any Approved Distributor that violates the terms of this License Agreement or of the distribution agreement, and shall take all actions necessary to enforce this License Agreement vis-a-vis the Approved Distributor, up to and including termination of the distribution agreement. Moreover, if Company in good faith and with reasonable cause requests that Vendor cease utilizing any Approved Distributor for the Licensed Products, Vendor shall do so, subject only to legal and contractual restrictions.

3.4 Authorized Channels of Distribution; Termination.

(a) Vendor and Vendor’s Affiliates shall distribute the Licensed Products only through the Authorized Channels of Distribution. Vendor shall use best efforts to ensure that Approved Distributors distribute the Licensed Products only through the Authorized Channels of Distribution by, inter alia, monitoring the sales activities of Approved Distributors and by making Approved Distributors aware of the fact that sales outside of the Authorized Channels of Distribution will result in the termination of their distributorship agreements.

(b) Vendor recognizes that the reputation, image and prestige of the Company, the Company Marks, and the Licensed Products (the “Image”) depend upon the selection of Authorized Channels of Distribution consistent with the Image and the high quality of the Licensed Products. If Vendor (or any Vendor Affiliate) discovers that an Approved Distributor or Retailer conducts its business in violation of this License Agreement or in a manner that does or is likely to damage the Image or that otherwise is inconsistent with the Image, Vendor shall cease selling the Licensed Products, or take steps to ensure the Licensed Products are not sold, to such Approved Distributor or Retailer, except if prohibited by law, in which case Vendor shall inform Company of the relevant provision of law that prohibits such action.

3.5 Vendor Funding of Two Trips. Vendor shall, at its sole cost and expense, make flight and hotel arrangements and pay for or reimburse Company for all travel expenses (including business class airfare, agreed-upon hotel accommodations, meals and incidental expenses) for one Company representative of each Brand to (i) the Cannes international trade show for perfumes and cosmetics or (ii) one other venue for purposes of viewing current or potential markets.

3.6 Marketing, Advertising and Promotion.

(a) Company shall provide for each of the Gap Brand and Banana Republic Brand one (1) media-ready advertisement (including usage rights) annually to support Advertising, as hereinafter defined, and in-store marketing by Approved Retailers in any and all Approved Countries. Vendor or its Approved Distributors shall at their sole expense produce marketing, advertising and promotion for the Licensed Products in Approved Retailers based upon the media-ready advertisement provided by Company (collectively “Advertising”). All Advertising shall be subject to Approval of Company.

(b) Subject to the provisions of Section 3.6(c) of this License Agreement, Vendor together with its Approved Distributors shall in the aggregate spend on Advertising of Licensed Products during each Annual Period fifteen [--------------]2  of the greater of (i) Minimum Net Sales and (ii) Net Sales of Licensed Products during such Annual Period.

(c) Company shall have the right to Approve the form and content of all aspects of Advertising. Company shall have [------------]3 from the date of Company’s receipt of the submission by Vendor of a matter for Approval required in this Section 3.6 to either Approve or reject such matter, and Company agrees to use its best efforts to Approve or reject the matter within that time. Company acknowledges that in connection with the marketing of the Licensed Products, time deadlines are extremely important at each stage of a marketing program. If Company fails to respond within the aforementioned Approval period, then such submission for approval will be deemed not to be Approved, and Vendor shall resubmit such submission to Company. Once the form and content of Advertising and the media vehicle for such Advertising has been Approved, the actual placement of such Approved Advertising within the media vehicle shall not require Approval.

3.7 Gifts With Purchase Promotions. In connection with its marketing of the Products, Vendor may develop gift with purchase promotions, wherein the items used as the gift components of the promotions shall be other Licensed Product(s). If Vendor seeks to use as the gift component any item other than a Licensed Product, such item shall be subject to Gap Inc.’s vendor compliance, product integrity, and/or social responsibility requirements in addition to being subject to Company’s Approval. All gift with purchase promotions shall be subject to the Approval of Company. Vendor shall be solely responsible for all legal requirements and clearances in connection with the gift with purchase promotions in accordance with Section 4.9 of the Master Agreement.

2 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.2.
3 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.4.

3.8 Post-Launch Reports. For each Approved Country in an Approved Business Plan, Vendor shall use its best efforts to provide a report within [----------]4  following launch and shall in any event provide such report no later than [------------]5  following launch, of sample pictures of all creative elements (including in-store displays and media placements), editorial coverage, and an overall launch summary.

3.9 Recommended Retail Price.

(a) By no later than the commencement of the sale of Licensed Products to Approved Distributors for each Annual Period by Vendor, Vendor shall provide details of and discuss in good faith with Company the Recommended Retail Price for each Licensed Product in each Annual Period in each Approved Country and/or Authorized Channel of Distribution.

(b) Vendor shall at all times ensure that all Approved Retailers that are supplied with any Licensed Products are aware at all times of the Recommended Retail Price in respect thereof.

(c) For the avoidance of doubt, nothing in this Section 3.9 shall prohibit Vendor from selling any Licensed Products at any price as Vendor freely determines, or prohibit any Approved Retailer or Approved Distributor from selling any Licensed Products at any price as that Approved Retailer or Approved Distributor freely determines.

ARTICLE IV

SALES TO COMPANY INTERNATIONAL STORES
AND COMPANY FRANCHISE STORES

4.1 Sales to Company International Stores and Company Franchise Stores. Vendor and Approved Distributors shall sell Licensed Products to Company International Stores and Company Franchise Stores at a price to be negotiated by the parties but which shall not exceed the most favorable price that Vendor sells to Approved Retailers and Approved Distributors (including any Trade Discount(s) or other discounts or gross margin percentage equivalent benefit).

4.2 Company Resales. Company shall only purchase Licensed Products directly from Vendor. Company may purchase Licensed Products for resale through any and all Company International Stores and Company Franchise Stores. With respect to Company Franchise Stores, Company agrees not to resell Licensed Products to any Company Franchise Store located within a territory or geographic location allocated to an Approved Distributor under an Approved Business Plan unless the Approved Distributor is unable or unwilling to sell to such Company Franchise Store. Notwithstanding the foregoing, Company may provide any and all Company Franchise Stores with non-saleable Licensed Products for promotional purposes, promotional testers, samples, and miniatures of Licensed Products.

4 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.4.
5 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.5.

4.3 No Royalties on Sales to Company International Stores. Notwithstanding anything contained in this License Agreement, Vendor shall not pay Sales Royalty on Licensed Products sold or shipped directly by Vendor from the United States to Company International Stores. Vendor shall pay Sales Royalty on Licensed Products sold or shipped directly by Vendor from the United States to Company Franchise Stores.

4.4 Inventory.

(a) Without limitation to its obligation to comply with VMI Service Levels under the Master Agreement, Vendor shall use commercially reasonable efforts in order to maintain sufficient inventory in order to support the Approved Business Plan in each Approved Country.

(b) In the event Vendor is unable to fulfill all inventory requirements of Company Stores, Company International Stores, Company Franchise Stores and Approved Distributors, then Vendor shall give priority first to Company Stores to the extent provided in Article 8 of the Master Agreement, then to Company International Stores, then to Company Franchise Stores, and finally to Approved Distributors. Vendor may not use inventory supporting the Target Weeks of Supply at Company Stores to fill orders placed by Approved Distributors without the prior Approval of the Authorized Representative of the brand associated with the relevant Licensed Product. Notwithstanding anything to the contrary contained herein, Vendor shall not be obligated to provide promotional goods to Company that have previously been allocated to Company International Stores, Company Franchise Stores, Approved Distributors or Approved Retailers.

(c) Except as may be required under Section 4.4(b) above, Vendor shall maintain inventory for Company International Stores separate and apart from inventory for Company Stores.

(d) Vendor shall make available to Company upon request information regarding inventory levels of Licensed Products by product and SKU.

4.5 Quality; Legal Clearances. Except as otherwise Approved by the Company, each Licensed Product shall be identical in quality, appearance and formulation (except where changes are required to comply with applicable law), and the subject of identical representations and warranties, to the comparable Company Product sold to the Company under the Master Agreement so as to protect and enhance, and in no manner reflect adversely upon, the prestige of the Company and the Company Marks. For the avoidance of doubt, (i) all such Licensed Products shall be developed and manufactured in accordance with the procedures of the Master Agreement and using only Approved Contractors; and (ii) Vendor is responsible at Vendor’s sole expense for all legal compliance and Clearance Measures pursuant to Section 4.9 of the Master Agreement for all Licensed Products for all Approved Countries, United States Military Bases, Duty-Free Channels of Distribution, and any other jurisdictions in the New Territory where Vendor is Approved to distribute the Licensed Products.

4.6 Compliance with Law. Each Licensed Product shall be manufactured, packaged, labeled, sold and distributed in accordance with all applicable national, state, provincial, local or other laws and in accordance with Vendor’s obligations under the Master Agreement.

4.7 Additional Foreign Compliance Expense. Vendor agrees to make an independent contractor available to Company on a full-time basis during the first Annual Period at Vendor’s sole expense to assist with oversight of international operations in connection with this License Agreement. For each Annual Period thereafter, Vendor agrees to reimburse Company for Company’s incurred expenses for oversight of international operations in connection with this License Agreement in a minimum amount of [----------]6  up to a maximum of [---------------]7  per Annual Period. Such reimbursement shall be provided to Company in the form of a credit memorandum against purchases of Licensed Products.

ARTICLE V

INTELLECTUAL PROPERTY

5.1 Ownership of Company Intellectual Property. In connection with Vendor’s Clearance Measures for each country or territory, upon the request of Vendor, Company shall promptly provide Vendor with an exhibit summarizing all registrations and applications of the Company Marks, if any, for such countries and territories, including for each application or registration the mark, classes and goods, application or registration number, and status (registered, pending, or opposed). Vendor acknowledges that all rights, titles and interests in and to the Company Intellectual Property, including the Company Marks and Creative, shall be vested solely in Company. Vendor shall provide reasonable assistance and cooperation to Company to acquire, transfer, maintain, perfect and enforce Company’s rights, titles and interests in the Company Intellectual Property, including providing retail sales documentation (which may include sales reports, photographs, etc.) sufficient to show use for trademark purposes with respect to Licensed Products for each country or territory at least annually or as requested by Company. At Company’s request, Vendor shall execute any documents, including registered user agreements, required by Company to confirm Company’s ownership of all rights in and to the Company Marks and the Creative in each jurisdiction in the New Territory. Vendor shall not at any time do or cause to be done, or fail to do or fail to cause to be done, any act or thing, directly or indirectly, contesting or in any way impairing those rights, titles or interests of Company. If such reasonable assistance and cooperation involves more than administrative acts, then the cost and expense of such reasonable assistance and cooperation shall be borne by Company.

6 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.6.
7 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.7.

5.2 Grant of License to Distribute. During the Term, Company hereby grants to Vendor, subject to the terms and conditions of this License Agreement, a personal, non-transferable, non-sublicensable and non-exclusive license to use, reproduce, have reproduced and display Company Intellectual Property to the extent necessary for Vendor to sell and distribute Approved Company Products in Authorized Channels of Distribution in the New Territory. Nothing in this license is meant to preclude Company from using Company Intellectual Property in connection with its Gap Brand and Banana Republic Brand businesses, or any of its other brands or channels of distribution, or otherwise. Vendor acknowledges and agrees that (a) its use of the Company Intellectual Property shall inure exclusively to benefit Company; (b) use of the Company Intellectual Property by Vendor does not convey to Vendor any right, title or interest in or to any of the Company Intellectual Property or related goodwill; (c) Vendor shall not contest, oppose, challenge or do anything to impair the validity, ownership or enforceability of any of the Company Intellectual Property or the exclusive ownership of Company in, or the exclusive right of Company to control the use of, the Company Intellectual Property, or attempt to register any Company Mark or any confusingly similar trademark, service mark, trade name or domain name; (d) Vendor will not directly or indirectly depreciate or attempt to depreciate the value of the goodwill or reputation of any of the Company Intellectual Property, or use any of the Company Intellectual Property in any manner that is inconsistent with the terms of this Agreement; and (e) Vendor agrees not to copy, use, imitate or employ any of Company’s trademarks, service marks or names, trade dress, copyrights or properties of Company or any formulae, fragrances, scents or colors developed for use or used in Company products.

5.3 Intellectual Property Protection. Vendor shall have the right, for purposes of selling and distributing Licensed Products in Authorized Channels of Distribution in the New Territory, , at Vendor’s sole expense, to file and prosecute trademark applications in Company’s name for the New Marks (“Applications”), subject to the following:

(i) All right, title and interest in and to Applications shall be owned exclusively by Company;

(ii) Applications shall be filed on behalf of and in the name of Company (or in the name of any of Company’s current or future divisions, subsidiaries or affiliated companies, as directed by Company);

(iii) Vendor shall use Company’s designated local counsel to file and prosecute such Applications;

(iv) Vendor shall provide Company with prior notice of its intention to file or not file Applications, together with Vendor’s justification therefor, and shall provide Company a reasonable opportunity to comment or object before such Applications are filed or not filed. Vendor shall consider in good faith any comment or objection raised by Company;

(v) Vendor shall provide Company with regular reports on the status of all Applications and shall immediately inform Company of any circumstance that could affect the ability to distribute Licensed Products within a particular country or jurisdiction;

(vi) Vendor shall not file any Application for any Company Mark or for any mark containing any Company Mark or for any mark that is confusingly similar to any Company Mark without prior written approval by Company’s Legal Department;

(vii) In the event of an opposition, cancellation, or other legal proceeding that blocks or otherwise prevents, or seeks to block or otherwise prevent, registration of an Application, Company shall have the option, but not the obligation, to take control of the defense of such proceeding at its own expense, and Vendor shall provide full cooperation to Company in defending such proceeding; and

(viii) Company may, at any time and in its sole discretion, revoke its authorization hereunder and assume responsibility and control for filing and prosecuting Applications at Company’s sole expense. In such event, Vendor shall provide full cooperation to Company in transitioning all pending Applications to Company’s direction, and Company agrees to consider any request by Vendor to file an Application that Vendor reasonably believes is necessary in order to distribute Licensed Products in a particular country.

Nothing in this section shall be deemed to limit or alter (i) Company’s rights in and to the New Marks and Creative or (ii) Company’s rights to file and prosecute Applications at its own expense.

(b) Company reserves the sole and exclusive right at its discretion to assert claims against third parties for infringement or misuse of Company Intellectual Property. Company shall fund the costs of prosecuting such claims against third parties for infringement or misuse of Company Intellectual Property. Vendor shall promptly notify Company of any such infringement or misuse of which it becomes aware and provide full cooperation to Company in any such claims asserted by Company.

5.4 Legal Clearance. With respect to each Licensed Product, Vendor shall be solely responsible for and shall perform all Clearance Measures, at its sole expense, in each Approved Country and in any other country in the New Territory in which distribution of Licensed Products is anticipated to occur or that Company reasonably requests, for all aspects of the proposed Licensed Products, including any and all Creative (but excluding media-ready advertisements provided by Company under Section 3.6(a) of this License Agreement), to ensure that: (a) Company, Company International Stores, Company Franchise Stores, Approved Distributors, and Approved Retailers can market, use, reuse, publish and republish, sell and distribute, and authorize others to market, use, reuse, publish, republish, sell and distribute, the Approved Company Product and Creative, including Third-Party Materials, and (b) Company may own all rights and interests in such Creative (except for any Third-Party Materials Approved by Company) including, without limitation, the New Marks. Vendor shall complete all necessary Clearance Measures before presenting a Business Plan to Company for Approval under Section 3.2 of this License Agreement and will advise Company of any recommended Applications pursuant to Section 5.3. Notwithstanding anything to the contrary, Vendor shall have no obligation to apply for or to prosecute any Applications. Vendor warrants that it uses an outside law firm with expertise in trademark clearance to perform the Clearance Measures and that it maintains documentation, including written opinions from counsel, regarding those searches for eleven (11) years. Vendor shall notify Company of any change in its clearance process.

ARTICLE VI

ROYALTIES AND TAX MATTERS

6.1 Sales Royalty. Vendor shall pay to Company royalties equal to [---------]8  on all Net Sales (the “Sales Royalty”).

6.2 Minimum Annual Royalty. Vendor shall pay to Company for each Annual Period a Minimum Annual Royalty as follows:

(a) For the first Annual Period, the Minimum Annual Royalty shall be [-----------]9 , consisting of [----------]10  for the Gap Brand and [----------]11  for the Banana Republic Brand.

(b) For each Annual Period after the first, Vendor and Company shall use reasonable commercial efforts to negotiate and agree upon the Minimum Annual Royalty for each such Annual Period, based upon Minimum Net Sales as set forth in the Business Plan(s) Approved by Company; provided, however, that the parties agree that any future Minimum Annual Royalty shall be no less than the Minimum Annual Royalty for the first Annual Period.

6.3 Payment of Royalties.

(a) All royalty payments hereunder shall be made to the trademark owner as follows: (i) For Gap Brand, to Gap (ITM) Inc. (unless otherwise directed by Company); and (ii) for Banana Republic Brand, to Banana Republic (ITM) Inc.

(b) Payments required of Vendor hereunder shall be made to Company in United States Dollars. The Sales Royalty payable with respect to Net Sales in currencies other than United States Dollars during any quarterly accounting period shall be computed on the basis of the conversion rate of the applicable currencies into United States Dollars quoted in The Wall Street Journal as of the close of business on the last business day of the applicable quarter.

(c) (i) With respect to each Annual Period, the Sales Royalty hereunder shall be accounted for, and the Sales Royalty and/or Minimum Annual Royalty hereunder shall be paid, quarterly, within [----------]12  after the close of each calendar quarter of each Annual Period. The Minimum Annual Royalty shall be payable in four (4) equal installments.

8 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.8.
9 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.9.
10 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.10.
11 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.11.
12 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.12.

(ii) The Sales Royalty payable for each quarter during each Annual Period shall be computed on the basis of Net Sales during the elapsed portion of the Annual Period, and credited against the Minimum Annual Royalties due.

(d) No Sales Royalty paid for any Annual Period in excess of the Minimum Annual Royalty for any such Annual Period shall be credited against the Minimum Annual Royalty due any other Annual Period.

6.4 Withholding. In the event that any payments are subject to withholding or other taxes, after applying the relevant tax treaty, that Vendor is required to deduct from such payments, Vendor shall remit the tax to the appropriate governmental agency and shall provide Company a copy of each withholding tax remittance notice that it files with such agency, together with original receipts of applicable governmental authorities or other tax forms for all such taxes withheld or paid within [----------]13  of Vendor’s filing or receipt of such notices, receipts or related tax forms. Vendor shall be responsible for and shall indemnify and hold Company harmless against any penalties, interest and expenses incurred by or assessed against Company as a result of Vendor’s failure to withhold such taxes or to remit them to the appropriate taxing authority. Vendor shall fully and promptly cooperate with Company and provide to Company, within [----------]14  of Company’s request, such information and records as Company may request in connection with any application by Company to any taxing authority for tax credits, exemptions or refunds available for any withholding or other taxes paid or payable by Vendor. In the event Company is required to refund to Vendor any amounts paid hereunder pursuant to the terms and conditions of this License Agreement, Company shall not be required to refund that portion of those amounts that were withheld by Vendor in order to comply with any applicable tax law unless and until Company receives a refund of such amounts from the applicable government and/or agency thereof or utilizes a foreign tax credit that is directly attributable to such amounts on its United States federal income tax return that is accepted by the United States Treasury or with respect to which the period within which such credit may be reduced or is allowed has expired.

6.5 Value Added, Sales, Use and Similar Taxes. All amounts set forth in this License Agreement are exclusive of any applicable sales, use, goods and services, transfer, excise, utility, gross receipts, services, consumption, value added, and other analogous taxes. Company and Vendor will cooperate with each other to minimize taxes, tax assessments and tax back-billing to the extent legally permissible and administratively reasonable. Each party will make available to the other party any existing resale certificates, exemption certificates, or other existing information reasonably requested by the other party provided, however, that neither party shall be required to create information that does not already exist at the time of the request. If a party requests the other party to challenge the imposition of any tax and the other party agrees to do so, the party making such request shall reimburse the other party for the reasonable expenses it incurs. The other party shall not unreasonably withhold agreement to challenge the imposition of a tax. Under these circumstances, the party so requesting the challenge shall be entitled to any tax refunds or rebates granted to the extent that the refunds or rebates are of taxes that were paid by such party.

13 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.13.
14 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.14.

ARTICLE VII

BOOKS, RECORDS AND REPORTS

7.1 Statements.

(a) Vendor shall deliver to Company at the time each Sales Royalty payment is due, a statement signed by Vendor (“Royalty Statement”). The Royalty Statement shall indicate by quarter Annual Period: (i) the invoice price of Licensed Products shipped or sold during the period itemized by style number covered by such Sales Royalty payment; (ii) the Returns and Trade Discounts which properly may be deducted from gross sales; (iii) Net Sales; and (iv) a computation of the amount of Sales Royalty payable hereunder for the quarter Annual Period. The Royalty Statement shall be furnished to Company irrespective of the quantity of Licensed Products that have been sold during the period for which such statement is due.

(b) Vendor shall deliver to Company, not later than [----------]15  after the close of each Annual Period during the Term of this Agreement (or portion thereof in the event of prior termination for any reason), a statement signed and certified as accurate in all material respects by its chief financial officer relating to such Annual Period, setting forth the information required to be submitted by Vendor in accordance with Section 7.1(a) above, in such form and including any additional information as may reasonably be requested by Company, and the aggregate amount expended by Vendor and its Approved Distributors for Advertising during such Annual Period.

(c) Vendor shall also deliver to Company within [----------]16  after the end of each of the [----------]17  of each quarter Annual Period, a monthly sales report by Brand and by plan in such form as reasonably requested by Company.

7.2 Books and Records. Vendor shall prepare and maintain complete and accurate books of account and records covering all transactions arising out of or relating to this Agreement. Company and its duly authorized representatives shall have the right, exercisable not more than once every Annual Period during regular business hours, for the duration of this Agreement and for [----------]18  thereafter, to audit said books of account and records and examine and make copies of all documents and material in the possession or under the control of Vendor with respect to the subject matter and the terms of this Agreement, including, without limitation, invoices, credits and shipping documents, provided that, such auditing, examining and copying shall not unduly interfere with the normal business operations of Vendor. All such books of account, records and documents shall be kept available by Vendor for [----------]19  after the end of the Annual Period to which they relate.

15 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.15.
16 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.16.
17 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.17.
18 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.18.
19 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.19.

7.3 Audits. If Vendor's payment or aggregate of payments for any period covered by an audit of Vendor's books and records was less than the amount which should have been paid by a sum equal to [----------]20  or more of the amount of payment(s) actually made with respect to such period, or in the event that the books and records referred to herein have not been maintained or retained by Vendor and made available to Company in accordance with Section 7.2, then Vendor shall within [----------]21  after Company's demand therefor (a) reimburse Company for the cost of such audit and (b) make all payments required to be made to eliminate any discrepancy revealed by said audit, together with interest in an amount calculated from the date the delinquency arose at a rate per annum equal to the prime rate quoted in The Wall Street Journal at the time of such delinquency, [----------]22  per annum, if allowed by applicable law, otherwise the maximum rate of interest allowed by applicable law shall be applied.

ARTICLE VIII

UNITED STATES MILITARY BASES,
DUTY-FREE CHANNELS, AND UK SALES

8.1 Sales to United States Military Bases.

(a) Notwithstanding anything to the contrary contained in this License Agreement, and solely with respect to sales of Licensed Products to United States Military Bases, (i) the Sales Royalty shall be [----------]23  in lieu of the [----------]24  set forth in Section 6.1 and (ii) Vendor and Approved Distributors shall not be under any obligation for Advertising expenditures as set forth in Section 3.6.

(b) Vendor may sell and distribute those Licensed Products that have been Approved in writing by the Authorized Representative of each Brand for sale and distribution to United States Military Bases for the period from July 1, 2007 through (i) termination or expiration of this License Agreement or (ii) withdrawal of Company’s Approval, whichever occurs first.

20 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.20.
21 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.21.
22 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.22.
23 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.23.
24 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.24.

8.2 Duty-Free Sales.

(a) Notwithstanding anything to the contrary contained in this License Agreement, Vendor and Approved Distributors shall not be under any obligation for Advertising expenditures as set forth in Section 3.6 for sales of Licensed Products in Duty-Free Channels of Distribution.

(b) The following Duty-Free Channels of Distribution are Approved by Company: (i) Dallas-Fort Worth Airport Duty-Free Shops; (ii) in-flight magazines for Delta and American Airlines; and (iii) Montego Bay, Jamaica Duty-Free Shops.

(c) Vendor may sell and distribute those Licensed Products that have been Approved in writing by the Authorized Representative of each Brand for sale and distribution to Approved Duty-Free Channels of Distribution for the period from September 1, 2007 through (i) termination or expiration of this License Agreement or (ii) withdrawal of Company’s Approval, whichever occurs first.

8.3 Sales in the United Kingdom.

(a) Notwithstanding anything to the contrary contained in this License Agreement, and solely with respect to sales of Licensed Products to the Approved Distributor for the United Kingdom (“UK”), Fragrance Factory Ltd. (“Fragrance Factory”), during the period from July 1, 2007 through and including December 31, 2007, the Sales Royalty shall be [----------]25  in lieu of the [----------]26  set forth in Section 6.1; for sales after December 31, 2007, the Sales Royalty shall be [----------]27 .

(b) Fragrance Factory has been Approved by Company as an Approved Distributor for sales in the UK. Vendor may authorize Fragrance Factory to sell and distribute through the following Approved Retailers: (i) Harrods, (ii) John Lewis, and (iii) House of Fraser, provided that Approved Retailers shall carry Licensed Products only in their retail locations in the top 23 UK metropolitan areas. Requests by an Approved Retailer to carry Licensed Products in its shops located outside of the top 23 UK metropolitan areas shall be subject to Company’s Approval.

(c) Vendor may sell and distribute those Licensed Products that have been Approved in writing by the Authorized Representative of each Brand for sale and distribution through Fragrance Factory to Approved Retailers in the UK for the period from July 1, 2007 through (i) termination or expiration of this License Agreement or (ii) withdrawal of Company’s Approval, whichever occurs first.

25 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.25.
26 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.26.
27 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.27.

ARTICLE IX

TERM AND TERMINATION

9.1 Initial Term. The initial term hereof (the “Initial Term”) shall commence on the Effective Date and, unless sooner terminated as hereinafter provided, shall continue until December 31, 2011.

9.2 Extended Term. If the term of the Master Agreement is extended pursuant to Section 14.2(b), then the Term of this License Agreement shall also be extended to run coterminous with the term of the Master Agreement.

9.3 Termination.

(a) Termination or expiration of the Master Agreement shall result in termination of this License Agreement. Notwithstanding the foregoing, this License Agreement shall not terminate in the event the Master Agreement expires on August 31, 2009 after its Initial Term as set forth in Section 14.1 of the Master Agreement.

(b) Vendor agrees that a material breach of this License Agreement shall constitute a material breach of the Master Agreement and an Event of Default under Section 14.5 of the Master Agreement.

(c) If (i) Vendor or a Vendor Affiliate knowingly sells Licensed Products outside of the Authorized Channels of Distribution, or (ii) Vendor fails to use best efforts to ensure that Approved Distributors sell only through the Authorized Channels of Distribution and fails to fully cure such failure within [----------]28  after notice thereof, Company may elect, at its discretion, to terminate this License Agreement immediately upon notice to Vendor.

(d) If (i) Vendor intentionally underreports its Net Sales figures, or (ii) Vendor engages directly or indirectly in any misuse of Company Intellectual Property and fails to fully cure such failure within [----------]29  after notice thereof, or (iii) Vendor otherwise engages in conduct that impairs the Image, Company may elect, at its discretion, to terminate this License Agreement immediately upon notice to Vendor.

(e) If Net Sales for any [----------]30  Annual Periods do not meet or exceed the Minimum Net Sales for such Annual Periods, then Company may elect, at its discretion, to terminate this License Agreement upon [----------]31  notice to Vendor.

28 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.28.
29 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.29.
30 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.30.
31 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.31.

9.4 Rights on Expiration or Termination.

(a) Vendor shall, within [----------]32  from the last day of the month of termination or expiration of this License Agreement, deliver to Company a schedule of Vendor’s inventory of Licensed Products, including work-in-progress at hand and a good-faith estimate of a commercially reasonable run-out of components to complete finished goods within a commercially reasonable time thereafter (“Finished Goods”) in the possession of, or in transit to, Vendor and its Affiliates and shall also use reasonable commercial efforts to obtain a schedule of inventory of Licensed Products from its Approved Distributors or Contractors (collectively the “Final Inventory”).

(b) Upon expiration or termination of this License Agreement, Vendor shall offer the Final Inventory to Company at a price to be negotiated, taking into account the discounted prices offered by Authorized Channels of Distribution and in no event to exceed the purchase price set forth in Section 9.1 of the Master Agreement. Company shall have the option for [----------]33 after Company’s receipt of the Final Inventory from Vendor to purchase all or a portion of the Final Inventory. If [----------]34  or more of the Finished Goods are to be purchased by Company, then Company shall purchase such Finished Goods within [----------]35  following the expiration of such [----------]36  period. If less than [----------]37  but [----------]38 or more of the Finished Goods are to be purchased by Company, then Company shall purchase such Finished Goods within [----------]39  following the expiration of such [----------]40  period. If less than [----------]41  of the Finished Goods are to be purchased by Company, then Company shall purchase such Final Inventory within [----------]42  following the expiration of such [----------]43  period. Company shall have [----------]44 in which to purchase all or a portion of the components that are not used to complete Finished Goods within a commercially reasonable time.

32 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.32.
33 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.33.
34 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.34.
35 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.35.
36 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.36.
37 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.37.
38 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.38.
39 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.39.
40 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.40.
41 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.41.
42 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.42.
43 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.43.
44 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.44.

(c) For a period of [----------]45  following the expiration of such [----------]46  period, Vendor shall have right to sell the Final Inventory not purchased or to be purchased by Company only in accordance with the following:

(i) First, Vendor shall use best efforts to sell such Final Inventory to one or more purchasers in the category of mass discounters outside of the United States, provided that the specific purchasers, assortment of Licensed Products, number of units, markets, and timing for all such sales must be Approved in advance by the Authorized Representative of the relevant Brand, which Approval shall not be unreasonably withheld, delayed, or denied but may take into account the effect that sales of Final Inventory through such mass discounters will or are likely to have on the Image;

(ii) Second, if after using best efforts to do so Vendor is unable to sell any portion of the Final Inventory in accordance with Section 9.4(c)(i) above, Vendor may sell the remaining Final Inventory, if any, to one or more purchasers in the category of mass discounters within the United States (for example only, and not for purposes of approval hereunder, TJ Maxx, Marshalls, and Perfumania), provided that the specific purchasers, assortment of Licensed Products, number of units, markets, and timing for all such sales must be Approved in advance by the Authorized Representative of the relevant Brand, which Approval shall not be unreasonably withheld, delayed, or denied but may take into account the effect that sales of Final Inventory through such mass discounters will or are likely to have on the Image; and

(iii) All Final Inventory remaining after compliance with Section 9.4(c)(i) and (ii), if any, shall be destroyed at Vendor’s sole expense and in compliance with applicable law.

(d) Upon expiration or termination of, or election not to renew, this License Agreement, all rights granted to Vendor pursuant to this Agreement shall cease to exist, and Company shall be free to contract with third parties for the development, production, manufacture and distribution of Company Products in all territories and all channels of distribution or to conduct such activities directly.

(e) Notwithstanding expiration or termination of this License Agreement, Approved Distributors may continue to sell Licensed Products (a) on hand or (b) which Approved Distributors are contractually obligated to purchase under the terms of their contracts with Approved Retailers or Vendor as of the date of expiration or termination of this License Agreement, under the same terms and conditions the Approved Distributors are allowed to do so herein, but in no event to exceed [----------]47  after the date of expiration or termination of the License Agreement.

45 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.45.
46 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.46.
47 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.47.

(f) The volume of the Final Inventory shall not exceed the equivalent dollar value of net sales of Licensed Products by Brand for the [----------]48  as of the date of expiration or termination of the License Agreement (“Final Inventory Cap”). All Final Inventory in excess of the Final Inventory Cap shall be destroyed at Vendor’s sole expense.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by Vendor. In addition to its indemnification obligations under Section 13.2 of the Master Agreement, Vendor agrees to defend, indemnify and hold Company, its officers, directors, agents and employees free and harmless from and against any and all liabilities, losses, demands, causes of action, costs, injuries, damages and expenses, including attorneys’ fees, which Company may suffer or incur as a result of any claims made in connection with or arising from (a) Vendor’s manufacture, promotion, sale or distribution of Licensed Products; (b) Vendor’s failure to comply with any applicable domestic or foreign law, statute or regulation with respect to distribution and sale of the Licensed Products; (c) the negligent acts or omissions of Vendor or any of its representatives, agents, Contractors, Distributors or assigns; (d) the breach of or failure to perform under any term, obligation, requirement or provision of this License Agreement; (e) any unauthorized use of any Company Intellectual Property; (f) any infringement or alleged infringement of the rights of any third party relating to the Creative, the New Marks, or any Company Product; (g) Clearance Measures; and/or (h) the breach of any representation or warranty set forth herein. If Vendor does not promptly assume the defense of any claim tendered for indemnification hereunder or if Company otherwise elects to do so at any time in Company’s sole discretion, Company may defend the claim itself, with counsel of the Company’s choosing, at the expense of Vendor.

10.2 Indemnification by Company. In addition to its indemnification obligations under Section 13.3 of the Master Agreement, Company agrees to defend, indemnify and hold Vendor, Vendor’s Affiliates, and their several officers, directors, agents and employees free and harmless from and against any and all liabilities, losses, demands, causes of action, costs, injuries, damages and expenses, including attorneys’ fees, which Vendor or Vendor’s Affiliates may suffer or incur as a result of any claims made in connection with or arising from (a) Company’s gross negligence, or willful or intentional misconduct, or (b) any trademark infringement claims made by third parties against Vendor for use of the Company Marks strictly in accordance with this License Agreement. If Company does not promptly assume the defense of any claim tendered for indemnification hereunder, then Vendor or Vendor’s Affiliates may defend the claim itself or themselves, with counsel of their choosing, at the expense of Company.

10.3 Consent to Settlement. With respect to each party’s indemnification obligations hereunder, neither party may enter into any settlement or compromise that imposes ongoing obligations or restrictions on the indemnified party or adversely affects any right or interest of the indemnified party without the indemnified party’s prior written consent.

48 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc. No. 10.133.48.

In Witness Whereof, the parties hereto have executed this License Agreement by signing below:

The Gap, Inc.		Inter Parfums, Inc.

By:	/s/ Marka Hansan	By:	/s/ Jean Madar
	Name: Marka Hansan		Name: Jean Madar
	Title: President, Gap Brand		Title: Chief Executive Officer
	Date: April 28, 2008		Date: April 25, 2008

Banana Republic, LLC		Inter Parfums USA, LLC Inter Parfums, Inc., Sole Member

By:	/s/ Jack Calhoun	By:	/s/ Jean Madar
	Name: Jack Calhoun		Name: Jean Madar
	Title: President Banana Republic		Title: Chief Executive Officer
	Date: April 29, 2008		Date: April 25, 2008

Gap (ITM) Inc.

By:	/s/ Marka Hansan	By:	/s/ Julie Gruber
	Name: Marka Hansan		Name: Julie Gruber
	Title: President, Gap Brand		Title: President
	Date: April 28, 2008		Date: April 29, 2008

Banana Republic (ITM) Inc.

By:	/s/ Julie Gruber
Name: Julie Gruber
Title: President
Date: April 29, 2008

EXHIBIT A

COUNTRY (include if Local Market or Duty Free)	**BRAND**

BUSINESS PLAN SUMMARY -- Approval Form

INITIAL PLAN SUBMISSION UPDATED

___________ Date business plan received by Gap/Banana Republic

5-May-08 Date of last update

LOCAL DISTRIBUTOR NAME

____

(Distributor portfolio of Brands includes Brand 1, Brand 2, Brand 3, ______________)

CONTACT

Personal Care team in San Francisco
Gap:Contact Annette McEvoy (212) 206-4231
Banana Republic: Contact Laure de Metz (415) 427-3500

LAUNCH DATE

Date

PRODUCT ASSORTMENT

Gap Product Assortment								
Fragrance/Bath and body/Candle/Other								
Product 1	Product 2	Product 3	Product 4	Product 5	Product 6	Product 7	Product 8	Product 9
✓	✓	✓	✓	✓	✓	✓	✓	✓

Banana Republic Product Assortment								
Fragrance/Bath and body/Candle/Other								
Product 1	Product 2	Product 3	Product 4	Product 5	Product 6	Product 7	Product 8	Product 9
✓	✓	✓	✓	✓	✓	✓	✓	✓

RETAILERS

Total number of doors approved:__________

Number of Department Store doors (department store 1(number of doors approved), department store 2 (number of doors approved), department store 3,...)

Number of Perfumeries doors (Perfumery chain 1 (number of doors), Perfumery chain 2 (number of doors), Perfumery chain 3 (number of doors, Other perfumeries (number of doors))
Other (please detail)

Total brand market penetration _____%

RECOMMENDED PRICING

Price Points	Retail prices:
Product 1	Local currency, $ US
Product 2	Local currency, $ US
Product 3	Local currency, $ US

Price positioning compared to other relevant markets (US and region): ____________

MARKETING PLAN

Marketing calendar attached ______

Advertising Y/N
PR effort Y/N
Media Plan Y/N
Staffing, training Y/N
Other ______________
_% of PC net sales invested in marketing - Approx $__k
(Aggregate spend on advertising annually is [----------]49 of the greater of minimum sales and net sales)

FIXTURES VISUALS

Fixture design attached
marketing visuals used attached -- Marketing vehicles planned: media, outdoor, in store, magazine, internet, Other ______________

FRANCHISE MARKET

BR	GAP	
Y/N	Y/N	Location of Franchise stores: Location of Brand owned stores:

TRADEMARK STATUS and RECOMMENDATION

	Cleared	Intent to file	Already filed	Other (please describe)
Gap Banana Republic BR (monogram)				
Trademark 1 Trademark 2 Trademark 3				

ESTIMATED SALES

Brand:	Year 1	Year 2	Year 3
Est. Net sales ($)			
Est. Royalties ($)			

LEGAL APPROVAL Y/N Date Approver (Initial)

FIXTURE / VISUAL APPROVAL Y/N Date Approver

BUSINESS PLAN APPROVED

Gap Inc brand	Y/N	Date	Name	Signature
Inter Parfums	Y/N	Date	Name	Signature